Exhibit 99.1

Investors:

Lisa Ciota: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. ANNOUNCES SECOND QUARTER 2015 RESULTS AND

REAFFIRMS FULL YEAR GUIDANCE

•	Net loss attributable to SXC was $13.5 million, or $0.21 per share, reflecting non-cash pension termination charges of $10.9 million, net of tax, or $0.17 per share

•	Adjusted EBITDA, excluding the one-time, non-cash pension termination charges of $12.6 million, was $46.0 million.

•	Domestic Coke operations generated Adjusted EBITDA of $56.2 million and reflects the timing of planned maintenance outages

•	Significantly increased dividend, raising quarterly rate 100 percent to $0.15 per share

•	Entered into agreement to contribute additional 23 percent interest in Granite City to SunCoke Energy Partners, L.P.

LISLE, Ill. (July 21, 2015) - SunCoke Energy, Inc. (NYSE: SXC) today reported a second quarter 2015 loss attributable to shareholders of $13.5 million, or $0.21 per share, reflecting pension termination charges of $0.17 per share and lower cost recovery at our Indiana Harbor facility. The second quarter 2014 net loss attributable to shareholders was $49.2 million, or $0.71 per share, including a Coal Mining impairment of $51.0 million, net of tax, or $0.74 per share.

“We delivered second quarter results in line with annual targets, which anticipated the impact of a non-cash pension charge and lower operating cost pass-through mechanism at Indiana Harbor,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “This puts us on track to achieve our 2015 consolidated Adjusted EBITDA guidance of $190 million to $210 million before considering the benefits anticipated from recent announcements by SunCoke Energy Partners.”

Henderson continued, “These announcements, including the expected acquisition of Convent Marine Terminal and the initiation of a unit repurchase program at SXCP, are expected to drive higher cash distributions to us as general partner and majority owner of the partnership. We remain committed to returning this incremental cash in line with our long-term strategy of returning 80 to 90 percent of our free cash flow to shareholders.”

SXC also announced it entered into a contribution agreement with SunCoke Energy Partners, L.P. (NYSE: SXCP) to contribute a 23 percent interest in the Granite City cokemaking operations for $67 million. This transaction is expected to close in the third quarter 2015, concurrently with the execution of long-term financing related to the Convent Marine Terminal acquisition.

In light of announcements made this morning by SXCP, we have issued our second quarter results two days early. We have also moved up our investor conference call to this morning at 10:00am ET. More information can be found below.

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
(Dollars in millions)	2015	2014	Increase/ (Decrease)
Revenues	$348.2	$372.2	$(24.0)
Operating income (loss)	6.4	(71.4)	77.8
Adjusted EBITDA(1)	33.4	60.8	(27.4)
Net loss attributable to SXC	(13.5)	(49.2)	35.7

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues declined $24.0 million to $348.2 million in second quarter 2015 compared with the same prior year period, reflecting the pass-through of lower coal costs in our Domestic Coke segment on relatively flat sales volumes.

Operating income was $6.4 million in the current period and compares favorably to the prior year period, which included the Coal Mining impairment of $103.1 million. Adjusted EBITDA declined $27.4 million, primarily as a result of one-time, non-cash pension plan termination charges of $12.6 million and the absence of a one-time, non-cash gain of $4.5 million recorded in the prior year period. Adjusted EBITDA was further impacted by lower cost recovery at Indiana Harbor, net of lower spending, of $4.6 million and the timing of planned maintenance outages of approximately $4.0 million.

Net loss attributable to SXC was $13.5 million, or $0.21 per share, in second quarter 2015, reflecting the items described above, net of tax. Prior year net loss attributable to SXC was $49.2 million, or $0.71 per share, including a Coal Mining impairment of $51.0 million, net of tax, or $0.74 per share.

SECOND QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

Domestic Coke Results	Three Months Ended June 30,
(in millions, except per ton amounts)	2015	2014	Increase/ (Decrease)
Revenues	$326.5	$344.5	$(18.0)
Adjusted EBITDA(1)	$56.2	$64.3	(8.1)
Sales Volume (thousands of tons)	1,110	1,059	51
Adjusted EBITDA per ton(1)	$50.63	$60.72	$(10.09)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

•	Segment revenues were affected by the pass-through of lower coal price, partially offset by an increase in volume of 51 thousand tons.

•	Adjusted EBITDA was $56.2 million, down as a result of the change in Indiana Harbor’s cost recovery mechanism in 2015 from an annually negotiated budget amount with a cap for certain expenses to a fixed recovery per ton as well as the impact of the timing of planned maintenance outages. Second quarter 2015 was also impacted by lost revenues and higher expenses associated with the previously announced planned shutdown of Haverhill Chemicals LLC, which were in line with management’s expectations.

Coal Logistics

Coal Logistics consists of the coal handling and blending services operated by SXCP at Lake Terminal in East Chicago, IN, and Kanawha River Terminals, LLC (KRT), which has terminals along the Ohio, Big Sandy, and Kanawha rivers in West Virginia and Kentucky.

Coal Logistics Results	Three Months Ended June 30,
(in millions, except per ton amounts)	2015	2014	Increase/ (Decrease)
Revenues	$8.6	$10.7	$(2.1)
Adjusted EBITDA(1)	5.0	5.0	—
Tons handled (thousands of tons)	4,366	5,605	(1,239)
Adjusted EBITDA per ton(1)	$1.15	0.89	$0.26

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per ton and reconciliation elsewhere in this release.

•	Adjusted EBITDA remained consistent at $5.0 million as a result of more favorable pricing and lower costs, offsetting the decrease in volume.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Segment Adjusted EBITDA remained reasonably consistent at $2.6 million.

India Coke

India Coke consists of our 49 percent interest in our VISA SunCoke joint venture, which owns a 440 thousand ton cokemaking facility and associated steam generation unit in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture’s results.

•	Adjusted EBITDA remained relatively flat at a loss of $0.4 million in second quarter 2015. Import competition from China continues to depress coke pricing in India, resulting in weak margins.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia, currently mined by contractors. A majority of the metallurgical coal produced by our coal mining business is sold to our Jewell Coke facility for conversion into coke.

•	Adjusted EBITDA was a loss of $5.4 million, down $5.8 million primarily as a result of a one-time, non-cash favorable $4.5 million fair value adjustment to the Harold Keene Coal Co., Inc. (HKCC) contingent consideration arrangement in the prior year period.

While we continue to pursue a strategic exit from our Coal Mining business, we no longer believe a sale is probable due to the prolonged market challenges and sharply lower prices impacting the metallurgical coal industry. Instead, the company continues to significantly rationalize its mining operations to reduce ongoing costs. Therefore, these operations are no longer reported as discontinued and the related assets and liabilities are reported as held and used in our Coal Mining segment.

Corporate and Other

Corporate and other expenses in second quarter 2015 were $24.6 million, up $13.7 million versus second quarter 2014, primarily due to $12.6 million in pension plan termination charges.

Interest Expense, Net

Interest expense, net, decreased $14.1 million to $13.0 million in second quarter 2015, primarily related to prior year financing charges in connection with the dropdown of an additional 33 percent interest in our Haverhill and Middletown cokemaking operations to SXCP.

Cash Flow

Cash provided by operating activities was $76.6 million for year to date 2015 compared to $25.3 million in the same respective period of 2014. The increase primarily reflects improved operating performance, adjusted for non-cash items, in the current period and working capital changes associated with lower inventory levels.

Cash used in investing activities was $22.5 million for year to date 2015 and was $55.3 million lower than the prior year of $77.8 million in the same respective period of 2014, which included refurbishment work at Indiana Harbor and higher environmental remediation capital expenditures at our Haverhill cokemaking facility.

Dividends Declared

On July 16, 2015, our Board of Directors declared a quarterly cash dividend of $0.15 per share, up 100 percent versus the previous quarterly rate. This dividend will be paid on September 10, 2015 to stockholders of record at the close of business on August 19, 2015.

2015 OUTLOOK

We reaffirm our 2015 guidance excluding expected benefits of Convent Marine Terminal acquisition and Granite City 23 percent dropdown:

•	Domestic coke production is expected to be approximately 4.3 million tons

•	Domestic coke Adjusted EBITDA per ton is expected to be at the lower end of our $55 per ton and $60 per ton range

•	Consolidated Adjusted EBITDA is expected to be between $190 million to $210 million

•	Adjusted EBITDA attributable to SXC is expected to be between $115 million and $130 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $80 million

•	Cash generated by operations is estimated to be between $125 million and $145 million

•	Cash taxes are projected to be approximately $10 million

RELATED COMMUNICATIONS

We will host an investor conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) today. This conference call will be webcast live and archived for replay in the Investor Relations section of www.suncoke.com. Investors may participate in this call by dialing 1-800-588-4973 in the U.S. or 1-847-230-5643 if outside the U.S., confirmation code 40130618.

UPCOMING EVENTS

Additionally, we plan to participate in the following investor conferences:

•	Citi MLP/Midstream Infrastructure Conference, August 19-20, 2015, Las Vegas, NV

•	Deutsche Bank Leveraged Finance Conference, September 28-30, 2015, Scottsdale, AZ

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term take-or-pay coke contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 56 percent limited partnership interest and all of the incentive distribution rights. In addition, we own approximately 110 million tons of proven and probable coal reserves in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for impairments, coal rationalization costs, sales discounts, and interest, taxes, depreciation and amortization attributable to our equity method investment. Prior to the expiration of our nonconventional fuel tax credits in November 2013, Adjusted EBITDA included an add-back of sales discounts related to the sharing of these credits with customers. Any adjustments to these amounts subsequent to 2013 have been included in Adjusted EBITDA. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXCP represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Free cash flow represents distributions from SXCP plus SXC retained Adjusted EBITDA less cash interest, cash taxes, capital expenditures and any adjustments for any non-cash items.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

###

SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$347.6	$371.7	$671.5	$729.7
Other income	0.6	0.5	0.7	2.1

Total revenues	348.2	372.2	672.2	731.8

Costs and operating expenses
Cost of products sold and operating expenses	296.0	290.0	558.1	594.0
Selling, general and administrative expenses	19.4	21.9	32.0	43.8
Depreciation, depletion and amortization expense	26.4	28.6	50.2	57.6
Asset impairment	—	103.1	—	103.1

Total costs and operating expenses	341.8	443.6	640.3	798.5

Operating income (loss)	6.4	(71.4)	31.9	(66.7)
Interest expense, net	13.0	27.1	36.3	39.2

Loss before income tax (benefit) expense and loss from equity method investment	(6.6)	(98.5)	(4.4)	(105.9)
Income tax (benefit) expense	(0.8)	(50.8)	0.3	(55.0)
Loss from equity method investment	0.7	0.9	1.4	1.5

Net loss	(6.5)	(48.6)	(6.1)	(52.4)
Less: Net income attributable to noncontrolling interests	7.0	0.6	11.4	4.6

Net loss attributable to SunCoke Energy, Inc.	$(13.5)	$(49.2)	$(17.5)	$(57.0)

Loss attributable to SunCoke Energy, Inc. per common share:
Basic	(0.21)	(0.71)	(0.27)	(0.82)
Diluted	(0.21)	(0.71)	(0.27)	(0.82)
Weighted average number of common shares outstanding:
Basic	65.2	69.5	65.7	69.6
Diluted	65.2	69.5	65.7	69.6

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2015	December 31, 2014
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$201.7	$139.0
Receivables	56.7	78.2
Inventories	107.6	142.2
Income tax receivable	6.9	6.0
Deferred income taxes	18.5	26.4
Other current assets	6.9	3.6

Total current assets	398.3	395.4

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	20.3	22.3
Properties, plants and equipment, net	1,453.0	1,480.0
Goodwill and other intangible assets, net	21.2	22.0
Deferred charges and other assets	16.4	25.4

Total assets	$1,950.2	$1,986.1

Liabilities and Equity
Accounts payable	$95.9	$121.3
Accrued liabilities	43.3	67.5
Interest payable	21.8	19.9

Total current liabilities	161.0	208.7

Long-term debt	699.1	633.5
Accrual for black lung benefits	44.6	43.9
Retirement benefit liabilities	32.1	33.6
Deferred income taxes	316.9	321.9
Asset retirement obligations	22.1	22.2
Other deferred credits and liabilities	14.6	16.9

Total liabilities	1,290.4	1,280.7

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,398,975 and 71,251,529 shares at June 30, 2015 and December 31, 2014, respectively	0.7	0.7
Treasury stock, 6,161,395 and 4,977,115 shares at June 30, 2015 and December 31, 2014, respectively	(125.0)	(105.0)
Additional paid-in capital	541.2	543.6
Accumulated other comprehensive loss	(17.3)	(21.5)
Retained (deficit) earnings	(12.4)	13.9

Total SunCoke Energy, Inc. stockholders’ equity	387.2	431.7
Noncontrolling interests	272.6	273.7

Total equity	659.8	705.4

Total liabilities and equity	$1,950.2	$1,986.1

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2015	2014
	(Dollars in millions)
Cash Flows from Operating Activities:
Net loss	$(6.1)	$(52.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Asset impairment and goodwill	—	103.1
Depreciation, depletion and amortization expense	50.2	57.6
Deferred income tax benefit	(1.1)	(69.9)
Settlement loss and expense for pension plan	13.1	0.1
Gain on curtailment and payments in excess of expense for postretirement plan benefits	(5.5)	(2.6)
Share-based compensation expense	4.2	5.3
Excess tax benefit from share-based awards	—	(0.2)
Loss from equity method investment	1.4	1.5
Loss on extinguishment of debt	9.4	15.4
Changes in working capital pertaining to operating activities:
Receivables	21.5	21.2
Inventories	36.0	(5.1)
Accounts payable	(25.4)	(32.5)
Accrued liabilities	(18.9)	(17.2)
Interest payable	1.9	(3.3)
Income taxes	(0.9)	10.1
Other	(3.2)	(5.8)

Net cash provided by operating activities	76.6	25.3

Cash Flows from Investing Activities:
Capital expenditures	(22.5)	(77.8)

Net cash used in investing activities	(22.5)	(77.8)

Cash Flows from Financing Activities:
Net proceeds from issuance of SunCoke Energy Partners, L.P. units	—	88.7
Proceeds from issuance of long-term debt	210.8	268.1
Repayment of long-term debt	(149.5)	(271.5)
Debt issuance costs	(4.8)	(5.8)
Proceeds from revolving facility	—	40.0
Repayment of revolving facility	—	(72.0)
Cash distribution to noncontrolling interests	(18.7)	(14.8)
Shares repurchased	(20.0)	(10.1)
Proceeds from exercise of stock options, net of shares withheld for taxes	(0.4)	0.5
Excess tax benefit from share-based awards	—	0.2
Dividends paid	(8.8)	—

Net cash provided by financing activities	8.6	23.3

Net increase (decrease) in cash and cash equivalents	62.7	(29.2)
Cash and cash equivalents at beginning of period	139.0	233.6

Cash and cash equivalents at end of period	$201.7	$204.4

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$326.5	$344.5	$629.6	$678.0
Brazil Coke	8.5	9.0	18.4	18.3
Coal Logistics	8.6	10.7	15.9	19.4
Coal Logistics intersegment sales	4.9	4.5	9.6	8.7
Coal Mining	4.0	7.5	7.6	14.0
Coal Mining intersegment sales	24.8	35.4	49.0	69.3
Elimination of intersegment sales	(29.7)	(39.9)	(58.6)	(78.0)

Total sales and other operating revenue	$347.6	$371.7	$671.5	$729.7

Adjusted EBITDA(1):
Domestic Coke	$56.2	$64.3	$108.9	$111.1
Brazil Coke	2.6	2.5	6.7	4.2
India Coke	(0.4)	(0.5)	(1.1)	(0.4)
Coal Logistics	5.0	5.0	7.6	7.1
Coal Mining	(5.4)	0.4	(8.5)	(6.1)
Corporate and Other, including legacy costs, net(2)	(24.6)	(10.9)	(32.3)	(21.3)

Total Adjusted EBITDA	$33.4	$60.8	$81.3	$94.6

Coke Operating Data:
Domestic Coke capacity utilization (%)	99	100	97	95
Domestic Coke production volumes (thousands of tons)	1,047	1,059	2,045	2,003
Domestic Coke sales volumes (thousands of tons)	1,110	1,059	2,059	2,007
Domestic Coke Adjusted EBITDA per ton(3)	$50.63	$60.72	$52.89	$55.36
Brazilian Coke production—operated facility (thousands of tons)	437	413	876	665
Indian Coke sales (thousands of tons)(4)	87	85	182	207
Coal Logistics Operating Data:
Tons handled (thousands of tons)	4,366	5,605	8,160	9,964
Coal Logistics Adjusted EBITDA per ton handled(5)	$1.15	$0.89	$0.93	$0.71

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Legacy costs, net include costs associated with former mining employee-related liabilities prior to the implementation of our current contractor mining business net of certain royalty revenues. See details of these legacy items below.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Represents 100% of VISA SunCoke sales volumes.
(5)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Royalty income	$0.1	$0.2	$0.1	$0.3
Black lung charges	(1.0)	(0.5)	(1.9)	(1.0)
Postretirement benefit plan (expense) benefit	(0.1)	0.3	3.8	0.6
Defined benefit plan expense	(12.9)	(0.1)	(13.1)	(0.1)
Workers compensation expense	(0.5)	(1.1)	(1.4)	(2.3)

Total legacy costs, net	$(14.4)	$(1.2)	$(12.5)	$(2.5)

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$15.3	$46.3	$45.1	$70.8
Add: Adjusted EBITDA attributable to noncontrolling interests(1)	18.1	14.5	36.2	23.8

Adjusted EBITDA	$33.4	$60.8	$81.3	$94.6

Subtract:
Adjustment to unconsolidated affiliate earnings(2)	0.7	1.1	1.0	2.1
Nonrecurring coal rationalization costs(3)	0.6	0.3	(0.4)	0.5
Depreciation, depletion and amortization expense	26.4	28.6	50.2	57.6
Interest expense, net	13.0	27.1	36.3	39.2
Income tax expense (benefit)	(0.8)	(50.8)	0.3	(55.0)
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(4)	—	—	—	(0.5)
Asset and goodwill impairment	—	103.1		103.1

Net loss	$(6.5)	$(48.6)	$(6.1)	$(52.4)

Add:
Asset and goodwill impairment	—	103.1	—	103.1
Depreciation, depletion and amortization	26.4	28.6	50.2	57.6
Deferred income tax benefit	(4.2)	(66.8)	(1.1)	(69.9)
Loss on extinguishment of debt	—	15.4	9.4	15.4
Changes in working capital and other	49.8	4.9	24.2	(28.5)

Net cash provided by operating activities	$65.5	$36.6	$76.6	$25.3

(1)	Reflects noncontrolling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	Reflects share of interest, taxes, depreciation and amortization related to VISA SunCoke.
(3)	Nonrecurring coal rationalization costs include employee severance, contract termination costs and other one-time costs to idle mines incurred during the execution of our coal rationalization plan.
(4)	At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our Granite City customer. During the first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Consolidated Statement of Operations.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Estimated 2015 Consolidated Adjusted EBITDA to Estimated Net Income

	2015
	Low	High
Net income	$21	$38
Depreciation, depletion and amortization expense	94	94
Interest expense, net	66	64
Income tax expense	5	10
Nonrecurring coal rationalization costs(1)	1	1
Adjustment to unconsolidated affiliate earnings(2)	3	3

Adjusted EBITDA	$190	$210

EBITDA attributable to noncontrolling interests(3)	(75)	(80)

Adjusted EBITDA attributable to SXC	$115	$130

(1)	Nonrecurring coal rationalization costs include employee severance, contract termination costs and other one-time costs to idle mines incurred during the execution of our coal rationalization plan.
(2)	Represents SunCoke’s share of India JV interest, taxes and depreciation expense.
(3)	Represents Adjusted EBITDA attributable to SXCP public unitholders and to DTE Energy’s interest in Indiana Harbor.